Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

FOURTH QUARTER and YEAR TO DATE 2019 EARNINGS

Execution of Strategy Drives Strong Earnings Per Share Growth of 23%, Year-Over-Year

Generated Loan Growth Across Regions Helping to Drive Future Net Interest Income

Company Files Supplemental Presentation with Additional Financial and Strategic Information

OAKLAND, MARYLAND—January 29, 2020: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced earnings results for the three- and 12-month periods ended December 31, 2019.

Fourth Quarter 2019 Highlights:

•	Consolidated net income increased 21% to $2.9 million compared to $2.4 million for the fourth quarter of 2018

•	Basic and diluted net income per common share were both $.41 compared to $.34 for the fourth quarter of 2018, a 21% increase year-over-year

•	Robust loan growth of $55.0 million during the quarter was spread throughout all regions and was driven by commercial production, positioning the Bank for increased net interest income in 2020

•	Wealth management assets under management continued to grow and were $1.2 billion at December 31, 2019 due to expansion of customer relationships and favorable market returns

•	Asset quality remains strong, with low delinquency and low net charge-offs

Commenting on the Bank’s results, Carissa L. Rodeheaver, Chairman, President and Chief Executive Officer, said, “Through ongoing focus on more profitable banking segments, continuing to meet the needs of our growing customer base, and implementing cost-saving and efficiency initiatives, we grew our 2019 earnings per share (“EPS”) 23% over 2018. In addition, loan production demonstrated momentum throughout the year, culminating with strong fourth quarter loan growth. Deposit growth was robust in 2019, which allowed us to fully fund loans and to repay $55.0 million in wholesale deposits and borrowings.  We continued to see solid growth in wealth management revenue as we capitalized on our differentiated capabilities in this highly-attractive segment of our business. The Bank is well-positioned for 2020 with a sound loan pipeline and plans to deepen relationships with our existing customers and to expand the customer base through our focus on technology and providing an excellent customer experience.”

Financial Highlights for the Comparable Periods of 2019 and 2018:

•	Increased net interest income of $2.2 million for the year ended December 31, 2019, when compared to the same time period of 2018.

o	Stable margin despite pricing pressure, declining only 6 basis points year-over-year despite a 75 basis points decline in Federal rates
o	Controlled loan pricing while maintaining disciplined loan underwriting
o	Continued focus and execution growing non-interest bearing and low-cost core deposits

•	The ratio of the allowance for loan losses (“ALL”) to loans outstanding was 1.19% at December 31, 2019 and 1.10% at December 31, 2018.

o	A specific allocation on one commercial loan relationship in 2019 drove the increased level of the allowance
o	Total provision expense was $1.3 million as compared to $2.1 million for each of the years ended December 31, 2019 and 2018
o	Improved asset quality, reduced historical loss factors and net loan recoveries offset the loan growth provision

•	Other operating income increased during 2019 when compared to 2018.

o	$1.1 million gain of Bank Owned Life Insurance (“BOLI”) proceeds in the third quarter of 2019
o	A robust wealth management income increase of $.3 million due to expansion of customer relationships and favorable market returns
o	Debit card income increased $.2 million due to continued marketing promotions that encouraged electronic payment methods

•	Other operating expenses increased in 2019 when compared to 2018.

o	Salaries and benefits increased less than 2%, or $.5 million, when compared to 2018

▪	Annual merit increases, net severance expense and increased life and health insurance costs were the primary contributors to the increased expense
▪	A voluntary employee separation program that became effective in the fourth quarter of 2019 resulted in the recognition of $.2 million in net severance expense in the fourth quarter of 2019 and is projected to provide salary and benefit savings in 2020 of approximately $1.4 million

o	Equipment, occupancy and technology expenses increased $1.1 million when compared to 2018 due to the upgrade of technology equipment and services and the associated maintenance costs, as well as the implementation of the final stages of branch modernization

o	Other real estate owned (“OREO”) expenses remained consistent with 2018 and were primarily due to valuation allowances from updated appraisals as we continue to work out OREO properties

o	Other miscellaneous expenses remained flat when compared to 2018 due to heightened focus on expense control. Increased legal and professional, fraud expenses, Visa processing fees, employee benefits expense and investor relations expense were offset by reductions in marketing, directors’ fees, consulting, dues and licenses, postage, office supplies, contract labor, trust department expenses and miscellaneous loan fees

Balance Sheet Overview

Total assets at December 31, 2019 remained stable at $1.4 billion, with an increase of $58.5 million from December 31, 2018. During the year ended December 31, 2019, cash and interest-bearing deposits in other banks increased $26.4 million, the investment portfolio decreased $6.4 million and gross loans increased $44.4 million. The increase in cash was due to strong deposit growth, calls on the investment portfolio and commercial loan payoffs. Premises and equipment increased slightly by $.9 million due to modernization of our branch network, offset by normal depreciation during the year ended December 31, 2019. OREO balances decreased $2.5 million due to $2.6 million in sales of properties and $1.5 million in write-downs as a result of appraisals and lower selling prices, offset by additions of new properties of $1.6 million. Other assets decreased by $4.3 million, primarily due to a valuation adjustment in the pension asset as a result of the reduction in the pension plan’s discount rate. Total liabilities increased $49.6 million. This increase was attributable to the strong deposit growth of $74.5 million in 2019, offset by a decline in short-term borrowings of $29.0 million. The deposit growth during 2019 enabled the full repayment of the $40.0 million in overnight borrowings with correspondent banks that were on our balance sheet at December 31, 2018. Our Treasury Management overnight investment sweep increased $11.0 million as existing and new customers, particularly municipalities, grew their balances during the fourth quarter of 2019. Total shareholders’ equity increased $9.0 million in 2019 due to the increase in retained earnings.

Outstanding loans increased $44.4 million to $1.1 billion at December 31, 2019 when compared to December 31, 2018. Commercial real estate (“CRE”) loans increased $28.6 million due to expansion of customer relationships as well as an increase in small business loans, primarily in the fourth quarter of 2019, despite large payoffs during the first nine months of 2019. Acquisition and development (“A&D”) loans remained stable as new production offset amortization and payoffs. Commercial and industrial (“C&I”) loans increased $10.9 million, as new production of $22.8 million in the fourth quarter of 2019 offset amortization and payoffs received during the year. Residential mortgage loans increased $3.3 million, as construction loans converted into term loans. The consumer loan portfolio increased by $2.1 million due to new originations in our student loan portfolio.

2019 was a record year for commercial loan production at approximately $177.0 million. The production was offset by amortization and higher than normal payoffs, resulting in commercial and small business growth of approximately $44.0 million. Some of the larger loan payoffs from competitors resulted from borrowers refinancing as we maintained our underwriting and pricing standards. In addition, a portion of the production was in the commercial construction portfolio of which approximately $16.0 million remains to be funded during 2020. The commercial loan pipeline at December 31, 2019 remains strong at $61.0 million.

Total deposits at December 31, 2019 increased $74.5 million when compared to deposits at December 31, 2018. During 2019, non-interest bearing deposits increased $32.4 million. This growth was driven by both our retail market and our commercial market, as we continued to grow existing relationships as well as cultivate new relationships. Traditional savings accounts increased $2.7 million, as our Prime Saver product continued to be the savings product of choice. Total demand deposits decreased $3.8 million and total money market accounts increased $41.0 million, due primarily to growth in our variable rate Value money market account introduced in late 2018. Time deposits less than $100,000 decreased $2.9 million and time deposits greater than $100,000 increased $5.1 million. Growth in time deposits greater than $100,000 was primarily related to new deposits for a local municipality as well as new deposits in CDARs for a local hospital. In the fourth quarter of 2018, two brokered certificates of deposit (“CD”) were purchased to shift $25.0 million of overnight borrowings as a tool to manage interest rate risk. A $15.0 million brokered CD was fully repaid in November 2019 at its maturity, and the remaining $10.0 million brokered CD matures in May 2020.

The book value of the Corporation’s common stock was $17.71 per share at December 31, 2019, compared to $16.52 per share at December 31, 2018. At December 31, 2019, there were 7,110,022 outstanding shares of the Corporation’s common stock.

Income Statement Overview

Consolidated net income was $13.1 million for the year ended December 31, 2019, compared to $10.7 million for 2018. Basic and diluted net income per share for 2019 were both $1.85, compared to basic and diluted net income per share of $1.51 for 2018, a 23% increase. The increase in earnings was primarily due to an increase in net interest income of $2.2 million, a decrease in the provision for loan losses of $.8 million, an increase of $1.6 million in other operating income, and gains, offset by a $1.6 million increase in other operating expenses and an increase of $.6 million in income taxes. The net interest margins, on a fully tax equivalent (“FTE”) basis, for the years ended December 31, 2019 and 2018 were 3.68% and 3.74%, respectively.

Consolidated net income was $2.9 million for the fourth quarter of 2019, compared to $2.4 million for the same period of 2018, an increase of 21%. Basic and diluted net income per common share for the fourth quarter of 2019 were both $.41, compared to basic and diluted net income per common share of $.34 for the same period of 2018, also up 21%. The increase in earnings was primarily attributable to a $.4 million increase in net interest income, a decrease of $.3 million in provision for loan losses and an increase of $.3 million in other operating income, offset by a $.3 million increase in other operating expenses. Tax expense was up $.2 million as compared to the same quarter in 2018 due to the increase in earnings. The net interest margins, on an FTE basis, for the fourth quarter of 2019 and the fourth quarter of 2018 were 3.70% and 3.74%, respectively.

Net-Interest Income (Tax-Equivalent Basis -Non-GAAP)

Net interest income, on an non-GAAP, FTE basis, increased $2.3 million (5.1%) during the year ended December 31, 2019 when compared to the year ended December 31, 2018 due to a $5.7 million (10.7%) increase in interest income, offset by a $3.4 million (42.1%) increase in interest expense. The net interest margin for the year ended December 31, 2019 was 3.68%, compared to 3.74% for the year ended December 31, 2018, declining only 6 basis points despite a 75 basis point drop in the Fed rates.

Comparing 2019 to 2018, the increase in interest income was due to a $5.1 million increase in interest and fees on loans. The increase in interest and fees on loans was due primarily to an increase in average balances of $57.0 million related to the strong loan growth in 2018 and an increase in the rate earned of 24 basis points attributable to loans repricing early in 2019, prior to the start of the declining interest rate environment. Excess cash balances due to deposit growth early in the year were invested at the lower Fed Funds rate until deployed in the fourth quarter for loan growth. This negatively impacted interest income for the year ended December 31, 2019.

Interest expense on our interest-bearing liabilities increased $3.4 million during the year ended December 31, 2019 when compared to 2018, due primarily to increased rates implemented during 2018 and the first two quarters of 2019. Additionally, we experienced growth in our deposit products, primarily our money market and special rate certificates of deposit. In the latter half of 2019, deposit rates were reduced as a result of the Fed rate cuts and sales of a higher cost CD product was discontinued. Average growth of $31.0 million in our non-interest bearing accounts offset the higher interest expense and allowed us to effectively control our cost of deposits.

Net interest income, on a non-GAAP, FTE basis, increased $.5 million (3.9%) during the fourth quarter of 2019 over the same period in 2018 due to a $.9 million (6.4%) increase in interest income, offset by a $.4 million (18.2%) increase in interest expense. The net interest margin for the fourth quarter of 2019 was 3.70%, compared to 3.74% for the fourth quarter of 2018.

Comparing the fourth quarter of 2019 to the same period of 2018, the increase in interest income was primarily due to a $.8 million increase in interest and fees on loans. The increase in interest and fees on loans was due primarily to an increase in average balances of $25.7 million related to the strong loan growth in 2018 and an increase in the rate earned of 20 basis points attributable to loans repricing at higher rates early in 2019, prior to the start of the declining interest rate environment. Excess cash balances related to deposit growth and loan payoffs during the first nine months of 2019 negatively impacted interest income until deployed into higher yielding loans in the fourth quarter.

Interest expense on our interest-bearing liabilities increased $.4 million during the fourth quarter of 2019 when compared to the same period of 2018, due primarily to increased interest expense on deposits due to the strong deposit growth as well as the increased rates early in 2019, as we offered product specials and increased pricing on the full relationship customer.

The average balance on interest-bearing deposits increased $65.2 million when comparing 2019 to 2018. The rate paid on these deposits increased by 38 basis points during the same time due to increased rates on a special money market product in response to the rising interest rate environment in 2018. The rate paid on short-term borrowings decreased 41 basis points as a result of the repayment of $40.0 million of higher-rate overnight borrowings in the first quarter of 2019. As a result of this repayment, the average balance on short-term borrowings comparing year-over-year decreased by $19 million. The average balance on long-term borrowings decreased $5.3 million when compared to 2018 as a result of the shift of $15.0 million of an FHLB advance from long-term to short-term borrowings at its maturity in April 2018. In the fourth quarter of 2018, two brokered CDs were purchased to shift $25.0 million of overnight borrowings as a tool to manage interest rate risk. As noted above, $15.0 million in brokered CDs were fully repaid in November 2019 at maturity and the remaining $10.0 million brokered CD matures in May 2020.

During December 2019, a $30 million FHLB advance was restructured to lower the interest rate by 38 basis points, with a slight extension of the maturity date. This restructuring will reduce future interest expense on long-term borrowings and serve to complement our interest sensitivity position.

Asset Quality

The ALL was $12.5 million at December 31, 2019 and $11.0 million at December 31, 2018. The provision for loan losses was $1.3 million for the year ended December 31, 2019 and $2.1 million for year ended December 31, 2018. Net recoveries of $.2 million were recorded for 2019, compared to net charge offs of $1.0 million for 2018. The ratio of the ALL to loans outstanding was 1.19% at December 31, 2019 and 1.10% at December 31, 2018.

The ratio of net recoveries to average loans for the year ended December 31, 2019 was an annualized .02%, compared to a net charge-off to average loans of .11% for the year ended December 31, 2018. The CRE portfolio had an annualized net recovery rate of .03% as of December 31, 2019, compared to a net charge-off rate of .33% as of December 31, 2018. The A&D loans had an annualized net recovery rate of .12% as of December 31, 2019, compared to a net recovery rate of .15% as of December 31, 2018. The C&I portfolio had net charge-offs to average loans of .04% as of December 31, 2019, compared to a net recovery rate of .06% as of December 31, 2018. The residential mortgage ratios were a net recovery rate of .03% as of December 31, 2019, compared to a net charge-off rate of .01% as of December 31, 2018, and the consumer loan ratios were net charge-off rates of .49% and .95% as of December 31, 2019 and December 31, 2018, respectively. Our special assets team continues to aggressively collect on charged-off loans.

Non-accrual loans totaled $10.8 million at December 31, 2019, compared to $4.9 million at December 31, 2018. The increase in non-accrual balances at December 31, 2019 was primarily related to one large A&D loan totaling $7.9 million that is a participation development loan originally booked in 2013. This loan is serviced by another lender and is now under a forbearance agreement. Management believes that the specific allocation for this loan of $2.1 million at December 31, 2019 is adequate based upon an appraisal obtained in the second quarter of 2019. Discussions are underway for the sale of the property or notes and management expects resolution in the near future.

Non-accrual loans that have been subject to partial charge-offs totaled $.1 million at December 31, 2019, compared to $.3 million at December 31, 2018. Loans secured by 1-4 family residential real estate properties in the process of foreclosure were $.1 million at both December 31, 2019 and December 31, 2018.

As a percentage of the loan portfolio, accruing loans past due 30 days or more decreased to .33%, compared to 1.10% at December 31, 2018. The decrease for 2019 was primarily related to the one large relationship in the commercial A&D portfolio that moved to non-accrual status in the first quarter of 2019 as mentioned above.

Non-Interest Income and Non-Interest Expense

Other operating income, including gains, increased $1.6 million for the year ended December 31, 2019 when compared to 2018. The increase was primarily attributable to the $1.1 million gain from BOLI death benefit proceeds in the third quarter of 2019. Trust and brokerage income increased $.3 million due to expansion of customer relationships and favorable market returns and debit card income increased $.2 million due to increased usage resulting from our new technology and marketing promotions when comparing 2019 to 2018. Service charge income remained flat for the year ended December 31, 2019 when compared to 2018.

Other operating expenses increased $1.6 million for the year ended December 31, 2019 when compared to 2018. Salaries and benefits increased $.5 million due to annual merit increases, increased life and health insurance costs related to increased claims, and severance expenses related to a voluntary employee separation program that became effective in the fourth quarter of 2019. These increases were partially offset by decreases in incentives and pension and 401(k) plan expenses. The voluntary employee separation program resulted in the recognition of $.2 million in net severance expense in the fourth quarter of 2019 and is projected to provide salary and benefit savings in 2020 of approximately $1.4 million. FDIC premiums decreased $.2 million due to credits received on our quarterly assessments. Equipment, occupancy and technology expenses increased $1.1 million when compared to 2018, due to the upgrade of technology equipment and services and the associated maintenance costs, as well as the implementation of the final stages of branch modernization. OREO expenses remained consistent with 2018 and were primarily due to valuation allowances from updated appraisals and reduced prices to encourage quicker sales. Other miscellaneous expenses remained flat when compared to 2018 due to heightened focus on expense control. Increased legal and professional, fraud expenses, Visa processing fees, employee benefits expense and investor relations expense were offset by reductions in marketing, directors’ fees, consulting, dues and licenses, postage, office supplies, contract labor, trust department expenses and miscellaneous loan fees.

The effective income tax rate as a percentage of income for the year ended December 31, 2019 decreased from 20.6% to 20.3% when compared to 2018, primarily due to the tax exempt BOLI death benefit gain of $1.1 million received in the third quarter of 2019.

Total other operating income, including gains, increased $.3 million during the fourth quarter of 2019 when compared to the same period of 2018. This increase was primarily attributable to a $.1 million increase in trust and brokerage income due to expansion of customer relationships and favorable market returns and an increase of $.1 million in gains when comparing the two periods.

Other operating expenses for the fourth quarter of 2019 increased slightly by $.3 million when compared to the fourth quarter of 2018. This increase resulted from a $.3 million increase in equipment, occupancy and data processing expenses and a $.5 million increase in other miscellaneous expenses, such as marketing, legal and professional, consulting, dues and licenses, contract labor, trust department expense and miscellaneous loan fees. These increases were offset by a $.5 million decrease in OREO expenses due to lower OREO balances.

On January 30, 2020, Company representatives will meet with various investors to discuss the foregoing results, as well as certain additional financial information about the Company that is contained in an updated investor presentation. The investor presentation is available to all investors through the Company’s investor relations webpage at http://investors.mybank.com/.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers, and two statutory trusts that were used as financing vehicles. The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company; First OREO Trust, a Maryland statutory trust that holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure; and FUBT OREO I, LLC, a Maryland company that likewise holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
Financial Highlights - Unaudited

(Dollars in thousands, except per share data)

	Three Months Ended					Twelve Months Ended
	December 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2018	2019	2019	2019	2019	2018
Results of Operations:
Interest income	$14,837	$13,944	$14,600	$14,411	$14,072	$57,920	$52,294
Interest expense	2,915	2,468	3,004	2,884	2,726	$11,529	8,112
Net interest income	11,922	11,476	11,596	11,527	11,346	$46,391	44,182
Provision for loan losses	651	924	(13)	333	349	$1,320	2,111
Other operating income	3,992	3,833	5,028	3,909	3,707	$16,636	15,041
Net gains/(losses)	63	(63)	40	30	14	$147	127
Other operating expense	11,712	11,403	11,246	11,741	10,690	$45,389	43,808
Income before taxes	$3,614	$2,919	$5,431	$3,392	$4,028	$16,465	$13,431
Income tax expense	731	537	938	790	877	$3,358	2,764
Net income	$2,883	$2,382	$4,493	$2,602	$3,151	$13,129	$10,667

Per share data:
Basic/ Diluted Net Income	$0.41	$0.34	$0.63	$0.37	$0.44
Dividends declared per share	$0.13	$0.09	$0.13	$0.09	$0.09
Book value	$17.71	$16.52	$18.20	$17.75	$17.27
Tangible book value per share	$16.17	$15.34	$16.65	$16.20	$15.71

Closing market value	$24.09	$15.92	$22.00	$19.71	$17.26
Market Range:
High	$24.80	$19.91	$23.24	$20.49	$17.99
Low	$21.82	$14.75	$19.03	$17.10	$15.45

Shares outstanding at period end	7,110,022	7,086,632	7,107,666	7,105,775	7,088,987

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	0.93%	0.81%	0.97%	0.83%	0.91%
Return on average shareholders' equity	10.44%	9.39%	10.96%	9.47%	10.64%
Net interest margin	3.70%	3.74%	3.67%	3.70%	3.72%
Efficiency ratio	69.04%	71.20%	68.30%	69.93%	69.40%

	December 31,	December 31,
	2019	2018
Financial Condition at period end:
Assets	$1,442,966	$1,384,516
Earning assets	$1,270,747	$1,235,066
Gross loans	$1,052,118	$1,007,714
Commercial Real Estate	$335,504	$306,921
Acquisition and Development	$117,890	$118,360
Commercial and Industrial	$122,352	$111,466
Residential Mortgage	$440,173	$436,907
Consumer	$36,199	$34,060
Investment securities	$225,284	$231,651
Total deposits	$1,142,031	$1,067,527
Noninterest bearing	$294,649	$262,250
Interest bearing	$847,382	$805,277
Shareholders' equity	$125,940	$117,066

Capital ratios:

Tier 1 to risk weighted assets	15.17%	14.87%
Common Equity Tier 1 to risk weighted assets	12.79%	12.45%
Tier 1 Leverage	11.77%	11.47%
Total risk based capital	16.29%	15.91%

Asset quality:

Net charge-offs/(recoveries) for the quarter	$85	$200
Nonperforming assets: (Period End)
Nonaccrual loans	$10,849	$4,922
Loans 90 days past due and accruing	725	430

Total nonperforming loans and 90 day past due	$11,574	$5,352

Restructured loans	$4,166	$4,864
Other real estate owned	$4,127	$6,598

Allowance for loan losses to gross loans	1.19%	1.10%

Nonperforming and 90 day past due loans to total loans	1.10%	0.54%

Nonperforming loans and 90 day past due loans to total assets	0.80%	0.39%

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